EXHIBIT 99.1

INLAND FIBER GROUP, LLC

FOR IMMEDIATE RELEASE

Contacts:	Thomas C. Ludlow
Chief Financial Officer
Inland Fiber Group LLC.
(212) 755-1100

NEW YORK - June 15, 2005 -- Inland Fiber Group, LLC and Fiber Finance Corp. (collectively, the "Company") today announced that the Company failed to make the semi-annual interest payment on its 9-5/8% Senior Notes due 2007 (the "Notes") which was originally due on May 15, 2005, during the grace period for such payment, which ended on June 14, 2005. The trustee under the indenture governing the Notes has agreed to forbear, subject to completion of documentation and noteholders owning at least 40% of the outstanding principal amount of the Notes have agreed to forbear from exercising remedies until July 15, 2005 and additional noteholders may also agree to forbear. The Company, the trustee and certain significant noteholders are currently engaged in settlement negotiations relating to the litigation brought by the trustee against the Company and certain other defendants, as well as litigation brought by the Company against the Trustee in the Delaware Court of Chancery. However, there can be no assurance that a settlement will be reached. In connection with the settlement discussions, the parties agreed to postpone the trial, which was originally scheduled for June 20, 2005, to August 1, 2005.

Inland Fiber Group, LLC. owns 167,000 fee acres of timberland and cutting rights on 68,000 acres of timberland containing total merchantable timber volume estimated to be approximately 0.4 billion board feet in Oregon and Washington, east of the Cascade Range. Inland Fiber specializes in the growing of trees, the sale of logs and standing timber and the sale of timberlands. Logs harvested from the timberlands are sold to unaffiliated domestic conversion facilities. These logs are processed for sale as lumber,

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molding products, doors, millwork, commodity, specialty and overlaid plywood products, laminated veneer lumber, engineered wood I-beams, particleboard, hardboard, paper and other wood products. These products are used in residential, commercial and industrial construction, home remodeling and repair and general industrial applications as well as a variety of paper products. Inland Fiber also owns and operates its own seed orchard and produces approximately five million conifer seedlings annually from its nursery, approximately half of which are used for its own internal reforestation programs, with the balance sold to other forest products companies.

Certain information discussed in this press release may constitute forward-looking statements within the meaning of the Federal securities laws. Although Inland Fiber believes that expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends, and uncertainties that could cause actual results to differ materially from those projected. Such risks, trends and uncertainties include the highly cyclical nature of the forest products industry, economic conditions in export markets, the possibility that timber supply could increase if governmental, environmental or endangered species policies change, and limitations on Inland Fiber's ability to harvest its timber due to adverse natural conditions or increased governmental restrictions. For a more complete description of factors, which could impact Inland Fiber and the statements contained herein, reference should be made to Inland Fiber's filings with the United States Securities and Exchange Commission.